Exhibit 5.3
September 27, 2007
Sierra Wireless, Inc.
13811 Wireless Way
Richmond, British Columbia
V6V 3A4
Re:     Sierra Wireless, Inc. Registration Statement on Form F-10 (No. 333-146174)
Dear Ladies and Gentlemen:
We have acted as Canadian counsel to Sierra Wireless, Inc. (the “Company”) in connection with the filing of a registration statement on Form F-10, as amended (the “Registration Statement”), with the Securities and Exchange Commission for the registration of the Company’s common shares.
In connection with that registration, we consent to the reference to our firm under the heading “Legal Matters” and “Eligibility for Investment” in the Registration Statement.
Yours truly,
“Blake, Cassels & Graydon LLP”
Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario
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